Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ILLINOIS TOOL WORKS INC.

(Originally incorporated as Illinois Tool Works, Inc. on June 19, 1961)

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and hereby reads as follows:

FIRST. The name of the corporation is Illinois Tool Works Inc.

SECOND. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company.

THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

FOURTH.

(1) Authorized Shares. The total number of shares of stock of all classes which the corporation shall have authority to issue is seven hundred million three hundred thousand

(700,300,000), of which three hundred thousand (300,000) shall be shares of Preferred Stock without par value and seven hundred million (700,000,000) shall be shares of Common Stock, par value $.01 per share.

(2) Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the Board of Directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of liquidation or dissolution of the corporation, the provisions, if any, respecting the redemption of the shares of each series and subject to requirements of the laws of the State of Delaware, the voting rights, if any, (provided that such shares shall not have more than one vote per share) including any special voting rights in the event of default in the payment of preferred dividends, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the corporation and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

(b) Preferred Stock of any series redeemed, converted, exchanged; purchased, or otherwise acquired by the corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical; and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

(3) Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the corporation out of any net profits or net assets of the corporation legally available therefor.

(b) In the event of the liquidation or dissolution of the corporation's business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the corporation's net assets available for distribution.

(c) Each share of Common Stock shall be entitled to one vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class.

(4) Preemptive Rights. Unless otherwise provided by the Board of Directors, no holder of any shares of the corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the corporation of the same or of any other class, whether now or hereafter authorized, or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other securities convertible into any such shares.

FIFTH. The minimum amount of capital with which the corporation will commence business is one thousand dollars ($1,000).

SIXTH. Names and places of residence of original incorporators - OMITTED.

SEVENTH. The corporation is to have perpetual existence.

EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH.

(a) Except as provided in any Certificate of Rights of Preferred Stock, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual election of directors, and until their successors shall be elected and qualified.

(b) In furtherance and not in limitation of the powers conferred by statute and subject to the limitations imposed by other Articles of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

TENTH.

(a) Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

(b) No action shall be taken by the stockholders except at an annual or special meeting of stockholders and no action may be taken by written consent of the stockholders. Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time but only by the chairman, the president, or by a majority of the Board of Directors; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any Certificate of Rights of Preferred Stock, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

TWELFTH. No contract or other transaction between the corporation and any person, firm, association or corporation and no other act of this corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction or other act or related to or interested in such person, firm, association or corporation as director, stockholder, officer, employee, member or otherwise. Any director of the corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation; provided that the fact that he individually or such firm or association is so interested shall be disclosed or known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors, or of any committee of directors having the powers of the full Board, at which action upon any such contract, transaction or other act is taken, and if such fact shall be so disclosed or known, any director of this corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the Board of Directors or of such committee at which action upon any such contract, transaction or act shall be taken and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

THIRTEENTH. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for any breach of fiduciary duty as a director provided, however, that the foregoing shall not limit or eliminate liability for breach of a director's duty of loyalty, for failure of a director to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for obtaining an improper personal benefit, or for acting to pay a dividend or approving a stock repurchase that is illegal under Section 174 of the General Corporation Law of the State of Delaware. This Article shall apply to acts or omissions occurring subsequent to May 4, 1987, and any repeal or modification of this Article shall not adversely affect any right or protection existing at the time of such repeal or modification.

FOURTEENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, ILLINOIS TOOL WORKS INC. has caused this Restated Certificate to be executed on its behalf by its President and Chief Executive Officer, E. Scott Santi, and attested to by its Senior Vice President, General Counsel and Secretary, Maria C. Green, this 2nd day of May, 2014.

ILLINOIS TOOL WORKS INC.

By:     /s/ E. Scott Santi
Name:    E. Scott Santi
Title:    President and Chief Executive Officer

ATTEST:

By:     /s/ Maria C. Green
Name:    Maria C. Green
Title:    Senior Vice President, General Counsel
and Secretary